DISTRIBUTOR AGREEMENT

THIS AGREEMENT is made this 24th day of September, 2007, by and between Power3 Medical Products, Inc., with its principal place of business located at 3400 Research Forest Drive, Suite B2-3, The Woodlands, TX 77381 (the "Company") and FINANCIAL ADVISORY HOUSE, MEDICAL DIVISION with an address of P.O. Box 11218, Manama, Kingdom of Bahrain, (the "Distributor").

Whereas Company desires to sell and market its Products (as defined below), and Distributor desires to purchase Company’s Products for resale to customers; and

Whereas the parties desire to enter into a distributorship agreement governing the terms of their relationship:

NOW, THEREFORE, in consideration of the promises hereinafter made by the parties hereto, it is agreed as follows:

ARTICLE I

APPOINTMENT OF DISTRIBUTORSHIP

1.  Distribution Right. The Company hereby appoints and grants Distributor the exclusive and assignable right to sell the Products of the Company ("Products") listed in the then current "Price List" (Exhibit "A" attached hereto) for a time period of six months.   After the initial time period of six months, the Company may change the Agreement to non-exclusive and non-assignable rights to sell the Products listed in the then current “Price List”, if the Distributor fails to meet its forcasted sales objectives, unless notified in writing by the Company to the Distributor otherwise. The distribution right shall be limited to customers who have places of business in, and will initially use the Company's products in the geographic area set forth in Exhibit "B" attached hereto.

2.  Prices. All prices stated are FOB the Company's offices in The Woodlands, TX 77381. Prices do not include transportation costs which shall be borne by Distributor. Prices do not include federal, state or local taxes applicable to the products sold under this Agreement. An amount equal to the appropriate taxes will be added to the invoice by the Company where the Company has the legal obligation to collect such taxes. Distributor shall pay such amount to the Company unless Distributor provides Company with a valid tax exemption certificate authorized by the appropriate taxing authority.

3.  Terms. Terms are net cash upon placement of order for the Blood Collection Kits, except where satisfactory credit is established in which case terms are net thirty (30) days from date of delivery. Terms for the analyzing of the blood serum in the Company’s laboratory are cash upon delivery of results to the physician.  The Company reserves the right to revoke any credit extended at the Company's sole discretion. Distributor agrees to pay such invoices when due regardless of other scheduled deliveries. Invoices not paid within thirty (30) days of the invoice date will have one and one half percent (1-1/2%) per month finance charge assessed against the unpaid balance from the date of invoice until the date of payment.

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4.  Competitive Products. Distributor agrees not to represent or sell other products which are deemed to be competitive with the Company's Products unless agreed to by the Company by written notice.

ARTICLE  II

MARKETING AND SUPPORT

1.  Sales. Distributor shall use its best efforts to promote the sale and distribution of the Products and to provide adequate support, which efforts shall include the following:

(a)  Establishing and maintaining appropriate, attractive and accessible premises and facilities for the display and demonstration of the Products;

(b)  Provide an adequate, trained sales and technical staff to promote the sale and support of the Products;

(c)  Undertake promotional campaigns and canvas prospective users to stimulate the sales of the Products;

(d)  Provide Company with forecasts every month of its probability requirements for the next six months for the Products and accessories, such forecasts to be in such manner and on forms to be specified by Company and agreed to by Distributor.

2.  Advertising. Company shall, upon request, assist the Distributor on all advertising, sales promotion, and public relations campaigns to be conducted, including providing Distributor with documentation of previous promotional campaigns conducted in connection with the Products, and shall provide necessary technical information and assistance.

3.  Training. Company shall furnish training of Distributor's sales and technical representatives at various times and locations as shall be designated for this purpose by Company. Enrollment in training courses shall be limited to a reasonable number of persons who shall be sufficiently qualified to take the courses. Distributor shall pay the salaries and all travel and lodging expenses and subsistence of its representatives.

ARTICLE III

DELIVERY

1.  Purchase Orders. Distributor shall order the Products by written notice to Company. Each order shall specify the number of units to be shipped, the type of units to be shipped (as identified by Company model number designations indicated in the Price List) including all optional features, the desired method of shipment and the destination site. Company shall indicate its acceptance of such release by returning a signed copy to Distributor. Company agrees to ship units to Distributor as close as possible to the delivery schedule set forth in each order as accepted by Company, unless Company otherwise indicates in writing. Company shall not be required to honor any release which: (a) specifies a shipping date earlier than Company's then current delivery schedule for the date such release is received by Company and/or (b) specifies a quantity to be delivered in any one month within the current delivery schedule which is greater than one hundred percent (100%) of the total quantity shipped in the preceding sixty (60) day period.

2. Product Acceptance. The criterion for acceptance of Company’s Products by Distributor shall be the successful operation of the Products using Company's standard test procedures and diagnostic test programs applicable to the Products involved.

3.  Shipment. All shipments of Products shall be made FOB Company's plant and liability for loss or damage in transit, or thereafter, shall pass to Distributor upon Company's delivery of Products to a common carrier for shipment. Shipping dates are approximate and are based, to a great extent, on prompt receipt by Company of all necessary ordering information from Distributor. Distributor shall bear all costs of transportation and insurance and will promptly reimburse Company if Company prepays or otherwise pays for such expenses. Company shall not be in default by reason of any failure in its performance under this Agreement if such failure results from, whether directly or indirectly, fire, explosion, strike, freight embargo, Act of God or of the public enemy, war, civil disturbance, act of any government, de jure or de facto, or agency or official thereof, material or labor shortage, transportation contingencies, unusually severe weather, default of any other manufacturer or a supplier or subcontractor, quarantine, restriction, epidemic, or catastrophe, lack of timely instructions or essential information from Distributor, or otherwise arisen out of causes beyond the control of the Company. Nor shall the Company at any time be liable for any incidental, special or consequential damages.

4.  Delay. Distributor may delay for a period of thirty (30) days upon giving the Company written notice at least fifteen (15) days prior to the scheduled delivery date. In the event distributor delays delivery for more than thirty (30) days with notification as set forth above, or for a period of more than five (5) days written notice, Distributor shall pay to Company, as a service charge, an amount equal to 1/360th of twenty five percent (25%) of the Purchase Price for each day of such delay to be computed from the first day of such delay through the termination of such delay.

5.  Cancellation. Distributor may, at any time prior to the scheduled date of shipment, cancel any or all Products on order upon giving timely written notice and upon payment of the following cancellation charges for each unit cancelled. The cancellation charges, intended as liquidated damages and not penalties, are as follows:

Number of Days Prior to Scheduled Date of Shipment that Notice of Cancellation is Received by Company:	Cancellation Charges Expressed as a Percentage of Purchase Price:
0-5 days	50%
5-15 days	35%
16-30 days	25%
31 days or more	15%

ARTICLE IV

PROPRIETARY RIGHTS

1.  Use of Company Name. Company expressly prohibits any direct or indirect use, reference to, or other employment of its name, trademarks, or trade name exclusively licensed to Company, except as specified in this Agreement or as expressly authorized by Company in writing. All advertising and other promotional material will be submitted to Company at least two weeks in advance and will only be used if Company consents thereto, which consent shall not be unreasonably withheld. Company hereby authorizes and requires Distributor's use of the Company's insignia or lettering which will be on the products at the time of the delivery. Company hereby authorizes the Distributor's use of the legend set forth below. The Company shall submit to the Distributor in writing full particulars prior to any use of the authorized legends, on stationery, invoices, promotion material or otherwise, and shall not proceed with such use unless and until the Company's written approval shall have been received.

Authorized legend shall be the following:

FINANCIAL ADVISORY HOUSE

MEDICAL DIVISION

P.O. Box 11218

Manama, Kingdom of Bahrain

If the authorized legend is used on any stationery, invoices, promotion material or otherwise by Distributor, Distributor will, on termination of this Agreement, or upon request of Company, discontinue the use of such legend on any stationery, invoices, promotion material or otherwise and thereafter will not use, either directly or indirectly in connection with its business, such legend or any other names, titles of expressions so nearly resembling the same as would likely lead to confusion or uncertainty, or to deceive the public.

2.  Patent Indemnity. Company agrees, at its own expense, to indemnify, defend and hold harmless each Distributor and its customers from and against every expense, damage, cost and loss (including attorneys' fees incurred) and to satisfy all judgments and decrees resulting from a claim, suit or proceeding insofar as it is based upon an allegation that the Products or any part thereof furnished by Company or any process which is practiced in the customary use of the Products is or has been infringing upon any patent, copyright or proprietary right, if Company is notified promptly of such claim in writing and given authority, and full and proper information and assistance (at Company's expense) for the defense of same. In case the Equipment, or any part thereof, in such suit is held to constitute an infringement and the use of said Products or part is enjoined, Company shall, in its sole discretion and at its own expense, either procure for the indemnitee the right to continue using said Products or part or replace or modify the same with nonperformance or capacity or affect its compatibility with the hardware or firmware comprising the Products or the software utilized thereon.

3.  Drawings and Data. The Company normally supplies all necessary data for the proper utilization of its Product. Portions of this data are proprietary in nature and will be so marked. The Distributor agrees to abide by the terms of such markings and to be liable for all loss or damage incurred by the Company as a result of the improper or unauthorized use of such data. The Company retains for itself all proprietary rights in and to all designs, scientific details, and other data pertaining to any Products specified in the contract and to all discoveries, inventions, patent rights, etc., arising out of work done in connection with the contract and to any and all Products developed as a result thereof, including the sole right to manufacture any and all such products. The Distributor shall not contact the Company's suppliers, or any other person, for the purpose of manufacture.

4. Title to Products and Documentation Package. Distributor acknowledges that the Products and documentation listed in Schedule 1 are the property of Company, and that the products are being made available to Distributor in confidence and solely on the basis of its confidential relationship to Company, Distributor agrees not to print, copy, provide or otherwise make available, in whole or in part, any portion of an original or modified Product Documentation Package or related materials.

ARTICLE V

WARRANTY

1.  Product Warranty. Company warrants that Distributor shall acquire Products purchased hereunder free and clear of all liens and encumbrances except for Company's purchase money security interest defined in Articles I, 4, above. Company further warrants all Products to be free from defects in material or workmanship under normal use and service for a period of [e.g., ninety (90) days] from the date of delivery. All replacements of Products covered by this warranty must be done at Company's laboratory, or other such warranty facilities of Company as designated by Company unless Company specifically directs that this service be performed at another location. Any defect corrected within ninety (90) days and found to be within this scope of the warranty will be replaced by Company and all charges for labor and material, will be borne by Company. If it is determined that either no fault exists in Company, or the damage to Products to be replaced was caused by negligence of Distributor, its agents, employees or customers, Distributor agrees to pay all charges associated with each such replacement. THIS CONSTITUTES THE SOLE WARRANTY MADE BY COMPANY EITHER EXPRESSED OR IMPLIED. THERE ARE NO OTHER WARRANTIES EXPRESSED OR IMPLIED WHICH EXTEND BEYOND THE FACE HEREOF, HEREIN, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL COMPANY BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES AND DISTRIBUTOR'S REMEDIES SHALL BE LIMITED TO REPLACEMENT OF NONCONFORMING UNITS.

2.  Misuse of Product. Any tampering, misuse or negligence in handling or use of Product renders the warranty void. Further, the warranty is void if, at any time, Distributor attempts to make any internal changes to any of the components of the Product:  UTILIZATION OF THE PRODUCTS THAT RENDERS THIS WARRANTY VOID WILL BE DEFINED TO INCLUDE ALL OF THE POSSIBILITIES DESCRIBED IN THIS PARAGRAPH, TOGETHER WITH ANY PRACTICE WHICH RESULTS IN CONDITIONS NOT EXPRESSLY SPECIFIED FOR THE PRODUCTS.

3. Force Majeure.  Company shall not be liable for damages resulting from delays in shipment or inability to ship due to normal production and shipment delays or those resulting from acts of God, fires, floods, wars, sabotage, terrorists attacks, accidents, labor disputes or shortages, plant shutdown or equipment failure, voluntary or involuntary compliances with any law, order, rule or regulation of governmental agency or authority; or inability to obtain material (including power and fuel), equipment or transportation, or arising from any other contingency, circumstance or event beyond control of the Company.

4.  Limitation of Liability.  No claims of any kind, whether as to Products delivered or for nondelivery of Products from Company, and whether arising in tort or contract, shall be greater in amount than the purchase price of the Products in respect of which such damages are claimed:  and the failure to give notice of the claim to Company where the order was placed within sixty (60) calendar days from the date fixed for delivery shall constitute a waiver by Distributor of all claims in respect of such Products.  In no event shall Company be liable for special, indirect or consequential damages.  Any claim with respect to defective Products or breach of warranty must be promptly made and shall apply to Products properly used, stored, applied and maintained.

ARTICLE VI

DURATION OF AGREEMENT

1.  Term. The term of this Agreement shall be for three years from the date hereof, unless sooner terminated. Termination shall not relieve either party of obligations incurred prior thereto.

2.  Termination. This Agreement may be terminated only:

(a)  By either party for substantial breach of any material provision of this Agreement by the other, provided due notice has been given to the other of the alleged breach and such other party has not cured the breach within  thirty (30) days thereof; or

(b)  By the Company if: there is an unacceptable change in the control or management of the Distributor; if the Distributor ceases to function as a going concern or makes an assignment for the benefit of creditors; if a petition in bankruptcy is filed by or against the Distributor, resulting in an adjudication of bankruptcy; or, if the Distributor fails to pay its debts as they become due and provided due notice has been given by the Company to the Distributor and the Distributor has not cured such breach within thirty (30) days thereof;

(c)  By Company at the end of the third year of this Agreement and having given to Distributor ninety (90) days advanced written notice of its intention to so terminate;

(d)  Upon termination of this Agreement all further rights and obligations of the parties shall cease, except that Distributor shall not be relieved of (i) its obligation to pay any monies due, or to become due, as of or after the date of termination, and (ii) any other obligation set forth in this Agreement which is to take effect after the date of termination. Distributor shall have the right to continue to purchase spare parts in accordance with Article VI.

ARTICLE VIII

NOTICES

1.  Notice or Communication. Any notice or communication required or permitted hereunder (other than Administrative Notice) shall be in writing and shall be sent by registered mail, return receipt requested, postage prepaid and addressed to the addresses set forth below or to such changed address as any party entitled to notice shall have communicated in writing to the other party. Notices and communications to Company shall be sent to:

Power3 Medical Products, Inc.

3400 Research Forest Drive

Suite B2-3

The Woodlands, TX 77381

Notices and communications to Distributor shall be sent to address shown on first page of this Agreement. Any notices or communications to either party hereunder shall be deemed to have been given when deposited in the mail, addressed to the then current address of such party.

2.  Date of Effectiveness. Any such notice or communication so mailed shall be deemed delivered and effective seventy two (72) hours after mailing thereof in the United States.

ARTICLE IX

GENERAL PROVISIONS

1.  Relationship of Parties. The relationship between the parties established by this Agreement shall be solely that of vendor and vendee and all rights and powers not expressly granted to the Distributor are expressly reserved to the Company. The Distributor shall have no right, power or authority in any way to bind the Company to the fulfillment of any condition not herein contained, or to any contract or obligation, expressed or implied.

2.  Independence of Parties. Nothing contained in this Agreement shall be construed to make the Distributor the agent for the Company for any purpose, and neither party hereto shall have any right whatsoever to incur any liabilities or obligations on behalf or binding upon the other party. The Distributor specifically agrees that it shall have no power or authority to represent the Company in any manner; that it will solicit orders for products as an independent contractor in accordance with the terms of this Agreement; and that it will not at any time represent the Company in any manner; that it will solicit orders for products as an independent contractor in accordance with the terms of this Agreement; and that it will not at any time represent orally or in writing to any person or corporation or other business entity that it has any right, power or authority not expressly granted by this Agreement.

3.  Indemnity. The Distributor agrees to hold the Company free and harmless from any and all claims, damages, and expenses of every kind or nature whatsoever (a) arising from acts of the Distributor; (b) as a direct or indirect consequence of termination of this Agreement in accordance with its terms; or (c) arising from acts of third parties in relation to products sold to the Distributor under this Agreement, including, but not limited to execution of liens and security interests by third parties with respect to any such products.

4.  Assignment. This Agreement constitutes a personal contract and Distributor shall not transfer or assign same or any part thereof without the advance written consent of Company.

5.  Entire Agreement. The entire Agreement between the Company and the Distributor covering the Equipment is set forth herein and any amendment or modification shall be in writing and shall be executed by duly authorized representatives in the same manner as this Agreement. The provisions of this Agreement are severable, and if any one or more such provisions are determined to be illegal or otherwise unenforceable, in whole or in part, under the laws of any jurisdiction, the remaining provisions or portions hereof shall, nevertheless, be binding on and enforceable by and between the parties hereto. Any provisions, terms or conditions of Distributor's Purchase Orders which are, in any way contradicting of this Agreement, except those additional provisions specifying quantity and shipping instructions, shall not be binding upon Company and shall have no applicability to the sale of goods by Company to Distributor.

6.  Applicable Law. This Agreement shall be governed by the laws of the State of Texas and the counties of Harris or Montgomery shall serve as the proper venues for suit and/or dispute resolution.  The Company’s corporate office is 3400 Research Forest Drive, Suite B2-3, The Woodlands, TX 77381. All payments hereunder shall be made at Company's offices at 3400 Research Forest Drive, Suite B2-3, The Woodlands, TX 77381. Company's rights granted hereby are cumulative and in addition to any rights it may have at law or equity.

7.  Separate Provisions. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

ARTICLE X

ASSIGNABILITY

The Company may assign this Agreement as part of:

1.  A sale or other transfer of the Company’s entire business; or

2.  A sale or other transfer of that part of the Company’s business to which the Company granted hereby relates;

The Company shall give the Distributor thirty (30) days prior written notice of such assignment, including the new contact information of assignee.  The Distributor will be bound by all the terms and provisions of this Agreement.  Upon such assignement of this Agreement by such assignee, the term “Distributor” as used herein shall include such assignee.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date and year indicated above.

Power3 Medical Products, Inc.

By: //Steven B. Rash

Date: 10/1/07

Steven B. Rash

Chairman and CEO

DISTRIBUTOR

By: // Ebrahim A. Al-Lengawi

Date: 29/9/2007

Ebrahim A. Al-Lengawi

CEO and Chairman

EXHIBIT A

PRICE LIST AS OF ______, 2007

1.  Order No. 1

 [Price per Unit]

2.

3.

4.  Future Orders

EXHIBIT B

DESCRIPTION OF THE TERRITORY

Subject to the provisions of Article 1and Option 1 of this Agreement, the following country or countries shall constitute the Territory:

Saudi Arabia

Oman

Uttar

Kuwait

Syria

Jordan

Lebanon

Iraq

Bahrain

Yemen

Egypt

United Arab Emirates